Exhibit 99.1
Boeing Reports First-Quarter Results
First Quarter 2022
▪737 production and deliveries continue to increase; submitted 787 certification plan to the FAA
▪Launched 777-8 Freighter; now anticipate first 777-9 delivery in 2025
▪Recorded charges on fixed-price defense development programs as well as for impacts of the war in Ukraine
▪Operating cash flow of ($3.2) billion; continue to expect positive cash flow for 2022
▪Revenue of $14.0 billion; GAAP loss per share of ($2.06) and core (non-GAAP)* loss per share of ($2.75)
▪Total backlog of $371 billion; including nearly 4,200 commercial airplanes

Table 1. Summary Financial Results	First Quarter
(Dollars in Millions, except per share data)	2022	2021	Change

Revenues	$13,991	$15,217	(8)%

GAAP
Loss From Operations	($1,169)	($83)	NM
Operating Margin	(8.4)%	(0.5)%	NM
Net Loss	($1,242)	($561)	NM
Loss Per Share	($2.06)	($0.92)	NM
Operating Cash Flow	($3,216)	($3,387)	NM
Non-GAAP*
Core Operating Loss	($1,452)	($353)	NM
Core Operating Margin	(10.4)%	(2.3)%	NM
Core Loss Per Share	($2.75)	($1.53)	NM
*Non-GAAP measure; complete definitions of Boeing’s non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures."
    CHICAGO, April 27, 2022 – The Boeing Company [NYSE: BA] reported first-quarter revenue of $14.0 billion, driven by lower defense volume and charges on fixed-price defense development programs, partially offset by commercial services volume. GAAP loss per share of ($2.06) and core loss per share (non-GAAP)* of ($2.75) also reflect $212 million of pre-tax charges for impacts of the war in Ukraine (Table 1). Boeing recorded operating cash flow of ($3.2) billion.
    “While the first quarter of 2022 brought new challenges for our world, industry and business, I am proud of our team and the steady progress we’re making toward our key commitments,” said Dave Calhoun, Boeing president and chief executive officer. “We increased 737 MAX production and deliveries and made important progress on the 787 by submitting our certification plan to the FAA. Despite the pressures on our defense and commercial development programs, we remain on track to generate positive cash flow for 2022, and we’re focused on our performance as we work through certification requirements and mature several key programs to production. Leading with safety and quality, we’re taking the right actions to drive stability throughout our operations, deliver on our commitments to customers and position Boeing for a sustainable future.”

Table 2. Cash Flow	First Quarter
(Millions)	2022	2021
Operating Cash Flow	($3,216)	($3,387)
Less Additions to Property, Plant & Equipment	($349)	($291)
Free Cash Flow*	($3,565)	($3,678)
*Non-GAAP measure; complete definitions of Boeing’s non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures."
    Operating cash flow was ($3.2) billion in the quarter due to unfavorable receipt timing (Table 2).

Table 3. Cash, Marketable Securities and Debt Balances	Quarter-End
(Billions)	Q1 22	Q4 21
Cash	$7.4	$8.0
Marketable Securities[1]	$4.9	$8.2
Total	$12.3	$16.2
Debt Balances:
The Boeing Company, net of intercompany loans to BCC	$56.2	$56.6
Boeing Capital, including intercompany loans	$1.5	$1.5
Total Consolidated Debt	$57.7	$58.1
1 Marketable securities consist primarily of time deposits due within one year classified as "short-term investments."
    Cash and investments in marketable securities decreased to $12.3 billion, compared to $16.2 billion at the beginning of the quarter, primarily driven by operating cash outflows and debt repayment (Table 3). The company has access to credit facilities of $14.7 billion which remain undrawn.
Total company backlog at quarter-end was $371 billion.

Segment Results
Commercial Airplanes

Table 4. Commercial Airplanes	First Quarter
(Dollars in Millions)	2022	2021	Change

Commercial Airplanes Deliveries	95	77	23%

Revenues	$4,161	$4,269	(3)%
Loss from Operations	($859)	($856)	NM
Operating Margin	(20.6)%	(20.1)%	NM
Commercial Airplanes first-quarter revenue of $4.2 billion decreased slightly, primarily due to timing of wide-body deliveries, partially offset by higher 737 deliveries (Table 4). Operating margin of (20.6)% also reflects abnormal costs and period expenses, including charges for impacts of the war in Ukraine and higher research and development expense.
Boeing has nearly completed the global safe return to service of the 737 MAX and the fleet has flown more than one million total flight hours since late 2020. The 737 production rate continues to increase and is expected to increase to 31 airplanes per month during the second quarter.
On the 787, the company has submitted the certification plan to the FAA. Rework has been completed on the initial airplanes and the company continues to work closely with the FAA on timing of resuming deliveries. The program is producing at a very low rate and will continue to do so until deliveries resume, with an expected gradual return to five per month over time. The company continues to anticipate 787 abnormal costs of approximately $2 billion, with most being incurred by the end of 2023, including $312 million recorded in the quarter.
During the quarter, the company launched the 777-8 Freighter with an order from Qatar Airways. Delivery of the first 777-9 airplane is now expected in 2025, which reflects an updated assessment of the time required to meet certification requirements. To minimize inventory and the number of airplanes requiring change incorporation, the 777-9 production rate ramp is being adjusted, including a temporary pause through 2023. This will result in approximately $1.5 billion of abnormal costs beginning in the second quarter of this year and continuing until 777-9 production resumes. The 777 program is also leveraging the adjustment to the 777-9 production rate ramp to add 777 Freighter capacity starting in late 2023.
Commercial Airplanes delivered 95 airplanes during the quarter and backlog included nearly 4,200 airplanes valued at $291 billion.

Defense, Space & Security

Table 5. Defense, Space & Security	First Quarter
(Dollars in Millions)	2022	2021	Change

Revenues	$5,483	$7,185	(24)%
(Loss)/earnings from Operations	($929)	$405	NM
Operating Margin	(16.9)%	5.6%	NM
    Defense, Space & Security first-quarter revenue decreased to $5.5 billion and first-quarter operating margin decreased to (16.9) percent, primarily driven by lower volume and charges on fixed-price development programs, including VC-25B and T-7A Red Hawk. The VC-25B program recorded a $660 million charge, primarily driven by higher supplier costs, higher costs to finalize technical requirements and schedule delays. The T-7A Red Hawk program recorded $367 million in charges, primarily driven by ongoing supplier negotiations impacted by supply chain constraints, COVID-19 and inflationary pressures.
    During the quarter, Defense, Space & Security captured an award for 6 MH-47G Block II Chinook rotorcraft for U.S. Army Special Operations. Defense, Space & Security completed mission profile flights on the SB>1 DEFIANT and completed the 400th test flight on the T-7A Red Hawk. Also in the quarter, Defense, Space & Security began build of the first P-8A for the Royal New Zealand Air Force and delivered 41 aircraft.
     Backlog at Defense, Space & Security was $60 billion, of which 33% percent represents orders from customers outside the U.S.
Global Services

Table 6. Global Services	First Quarter
(Dollars in Millions)	2022	2021	Change

Revenues	$4,314	$3,749	15%
Earnings from Operations	$632	$441	43%
Operating Margin	14.6%	11.8%	24%
    Global Services first-quarter revenue increased to $4.3 billion and first-quarter operating margin increased to 14.6 percent primarily driven by higher commercial volume and favorable mix.
    During the quarter, Global Services secured a fuel-saving digital solutions contract for Etihad Airways' 787 fleet and was awarded a contract for KC-135 horizontal stabilizers from the U.S. Air Force. Global Services captured a 767 converted freighter order from Air Transport Services Group and also announced plans to create additional capacity for 767 converted freighters.

Additional Financial Information

Table 7. Additional Financial Information	First Quarter
(Dollars in Millions)	2022	2021
Revenues
Boeing Capital	$46	$60
Unallocated items, eliminations and other	($13)	($46)
(Loss)/Earnings from Operations
Boeing Capital	($36)	$21
FAS/CAS service cost adjustment	$283	$270
Other unallocated items and eliminations	($260)	($364)
Other income, net	$181	$190
Interest and debt expense	($630)	($679)
Effective tax rate	23.2%	1.9%
    At quarter-end, Boeing Capital's net portfolio balance was $1.6 billion. Earnings from operations at Boeing Capital decreased primarily due to a provision for losses related to the war in Ukraine. The change in loss from other unallocated items and eliminations was primarily due to decreased share-based plan expense and deferred compensation expense as compared to the first quarter 2021. The first quarter effective tax rate primarily reflects the tax benefit of pretax losses and realizable R&D tax credits.

Non-GAAP Measures Disclosures
    We supplement the reporting of our financial information determined under Generally Accepted Accounting Principles in the United States of America (GAAP) with certain non-GAAP financial information. The non-GAAP financial information presented excludes certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide investors with additional insight into the company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
    Core operating earnings is defined as GAAP earnings from operations excluding the FAS/CAS service cost adjustment. The FAS/CAS service cost adjustment represents the difference between the Financial Accounting Standards (FAS) pension and postretirement service costs calculated under GAAP and costs allocated to the business segments. Core operating margin is defined as core operating earnings expressed as a percentage of revenue. Core earnings per share is defined as GAAP diluted earnings per share excluding the net earnings per share impact of the FAS/CAS service cost adjustment and Non-operating pension and postretirement expenses. Non-operating pension and postretirement expenses represent the components of net periodic benefit costs other than service cost. Pension costs, comprising service and prior service costs computed in accordance with GAAP are allocated to Commercial Airplanes and BGS businesses supporting commercial customers. Pension costs allocated to BDS and BGS businesses supporting government customers are computed in accordance with U.S. Government Cost Accounting Standards (CAS), which employ different actuarial assumptions and accounting conventions than GAAP. CAS costs are allocable to government contracts. Other postretirement benefit costs are allocated to all business segments based on CAS, which is generally based on benefits paid. Management uses core operating earnings, core operating margin and core earnings per share for purposes of evaluating and forecasting underlying business performance. Management believes these core earnings measures provide investors additional insights into operational performance as they exclude non-service pension and post-retirement costs, which primarily represent costs driven by market factors and costs not allocable to government contracts. A reconciliation between the GAAP and non-GAAP measures is provided on pages 13.
Free Cash Flow
    Free cash flow is GAAP operating cash flow reduced by capital expenditures for property, plant and equipment. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation of free cash flow to GAAP operating cash flow.

Caution Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions generally identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on expectations and assumptions that we believe to be reasonable when made, but that may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) the COVID-19 pandemic and related industry impacts, including with respect to our operations, our liquidity, the health of our customers and suppliers, and future demand for our products and services; (2) the 737 MAX, including the timing and conditions of remaining 737 MAX regulatory approvals, lower than planned production rates and/or delivery rates, and additional considerations to customers and suppliers; (3) general conditions in the economy and our industry, including those due to regulatory changes; (4) our reliance on our commercial airline customers; (5) the overall health of our aircraft production system, planned commercial aircraft production rate changes, our commercial development and derivative aircraft programs, and our aircraft being subject to stringent performance and reliability standards; (6) changing budget and appropriation levels and acquisition priorities of the U.S. government; (7) our dependence on U.S. government contracts; (8) our reliance on fixed-price contracts; (9) our reliance on cost-type contracts; (10) uncertainties concerning contracts that include in-orbit incentive payments; (11) our dependence on our subcontractors and suppliers, as well as the availability of raw materials; (12) changes in accounting estimates; (13) changes in the competitive landscape in our markets; (14) our non-U.S. operations, including sales to non-U.S. customers; (15) threats to the security of our, our customers’ and/or our suppliers' information; (16) potential adverse developments in new or pending litigation and/or government investigations; (17) customer and aircraft concentration in our customer financing portfolio; (18) changes in our ability to obtain debt financing on commercially reasonable terms and at competitive rates; (19) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (20) the adequacy of our insurance coverage to cover significant risk exposures; (21) potential business disruptions, including those related to physical security threats, information technology or cyber-attacks, epidemics, sanctions or natural disasters; (22) work stoppages or other labor disruptions; (23) substantial pension and other postretirement benefit obligations; (24) potential environmental liabilities; and (25) effects of climate change and legal, regulatory or market responses to such change.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

# # #
Contact:

Investor Relations:	Matt Welch or Keely Moos (312) 544-2140
Communications:	Michael Friedman media@boeing.com

The Boeing Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31
(Dollars in millions, except per share data)	2022	2021
Sales of products	$11,427	$12,518
Sales of services	2,564	2,699
Total revenues	13,991	15,217

Cost of products	(11,412)	(11,632)
Cost of services	(2,226)	(2,167)
Boeing Capital interest expense	(7)	(9)
Total costs and expenses	(13,645)	(13,808)
	346	1,409
(Loss)/income from operating investments, net	(20)	37
General and administrative expense	(863)	(1,032)
Research and development expense, net	(633)	(499)
Gain on dispositions, net	1	2
Loss from operations	(1,169)	(83)
Other income, net	181	190
Interest and debt expense	(630)	(679)
Loss before income taxes	(1,618)	(572)
Income tax benefit	376	11
Net loss	(1,242)	(561)
Less: net loss attributable to noncontrolling interest	(23)	(24)
Net loss attributable to Boeing Shareholders	($1,219)	($537)

Basic loss per share	($2.06)	($0.92)

Diluted loss per share	($2.06)	($0.92)

Weighted average diluted shares (millions)	591.7	585.4

The Boeing Company and Subsidiaries
Consolidated Statements of Financial Position
(Unaudited)

(Dollars in millions, except per share data)	March 31 2022	December 31 2021
Assets
Cash and cash equivalents	$7,409	$8,052
Short-term and other investments	4,873	8,192
Accounts receivable, net	2,407	2,641
Unbilled receivables, net	8,991	8,620
Current portion of customer financing, net	157	117
Inventories	79,819	78,823
Other current assets, net	2,356	2,221
Total current assets	106,012	108,666
Customer financing, net	1,580	1,695
Property, plant and equipment, net of accumulated depreciation of $20,759 and $20,538	10,755	10,918
Goodwill	8,065	8,068
Acquired intangible assets, net	2,492	2,562
Deferred income taxes	91	77
Investments	992	975
Other assets, net of accumulated amortization of of $1,024 and $975	5,814	5,591
Total assets	$135,801	$138,552
Liabilities and equity
Accounts payable	$8,779	$9,261
Accrued liabilities	17,864	18,455
Advances and progress billings	52,458	52,980
Short-term debt and current portion of long-term debt	2,591	1,296
Total current liabilities	81,692	81,992
Deferred income taxes	158	218
Accrued retiree health care	3,471	3,528
Accrued pension plan liability, net	8,719	9,104
Other long-term liabilities	1,879	1,750
Long-term debt	55,150	56,806
Total liabilities	151,069	153,398
Shareholders’ equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	9,295	9,052
Treasury stock, at cost - 420,886,484 and 423,343,707 shares	(51,573)	(51,861)
Retained earnings	33,189	34,408
Accumulated other comprehensive loss	(11,370)	(11,659)
Total shareholders’ deficit	(15,398)	(14,999)
Noncontrolling interests	130	153
Total equity	(15,268)	(14,846)
Total liabilities and equity	$135,801	$138,552

The Boeing Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended March 31
(Dollars in millions)	2022	2021
Cash flows – operating activities:
Net loss	($1,242)	($561)
Adjustments to reconcile net loss to net cash used by operating activities:
Non-cash items –
Share-based plans expense	203	321
Treasury shares issued for 401(k) contribution	329	306
Depreciation and amortization	486	536
Investment/asset impairment charges, net	72	16
Customer financing valuation adjustments	48
Gain on dispositions, net	(1)	(2)
787 and 777X reach-forward losses
Other charges and credits, net	175	35
Changes in assets and liabilities –
Accounts receivable	237	(394)
Unbilled receivables	(356)	(790)
Advances and progress billings	(522)	421
Inventories	(1,203)	(680)
Other current assets	140	153
Accounts payable	(369)	(819)
Accrued liabilities	(594)	(1,615)
Income taxes receivable, payable and deferred	(403)	(34)
Other long-term liabilities	96	(84)
Pension and other postretirement plans	(371)	(265)
Customer financing, net	18	46
Other	41	23
Net cash used by operating activities	(3,216)	(3,387)
Cash flows – investing activities:
Payments to acquire property, plant and equipment	(349)	(291)
Proceeds from disposals of property, plant and equipment	8	2
Acquisitions, net of cash acquired
Contributions to investments	(1,732)	(9,688)
Proceeds from investments	5,037	12,738
Other	1	3
Net cash provided by investing activities	2,965	2,764
Cash flows – financing activities:
New borrowings	2	9,814
Debt repayments	(396)	(9,847)
Stock options exercised	30	23
Employee taxes on certain share-based payment arrangements	(32)	(38)
Net cash used by financing activities	(396)	(48)
Effect of exchange rate changes on cash and cash equivalents	(3)	(18)
Net decrease in cash & cash equivalents, including restricted	(650)	(689)
Cash & cash equivalents, including restricted, at beginning of year	8,104	7,835
Cash & cash equivalents, including restricted, at end of period	7,454	7,146
Less restricted cash & cash equivalents, included in Investments	45	87
Cash and cash equivalents at end of year	$7,409	$7,059

The Boeing Company and Subsidiaries
Summary of Business Segment Data
(Unaudited)

	Three months ended March 31
(Dollars in millions)	2022	2021
Revenues:
Commercial Airplanes	$4,161	$4,269
Defense, Space & Security	5,483	7,185
Global Services	4,314	3,749
Boeing Capital	46	60
Unallocated items, eliminations and other	(13)	(46)
Total revenues	$13,991	$15,217
Earnings/(loss) from operations:
Commercial Airplanes	($859)	($856)
Defense, Space & Security	(929)	405
Global Services	632	441
Boeing Capital	(36)	21
Segment operating (loss)/earnings	(1,192)	11
Unallocated items, eliminations and other	(260)	(364)
FAS/CAS service cost adjustment	283	270
Loss from operations	(1,169)	(83)
Other income, net	181	190
Interest and debt expense	(630)	(679)
Loss before income taxes	(1,618)	(572)
Income tax benefit	376	11
Net loss	(1,242)	(561)
Less: Net loss attributable to noncontrolling interest	(23)	(24)
Net loss attributable to Boeing Shareholders	($1,219)	($537)
Research and development expense, net:
Commercial Airplanes	$321	$269
Defense, Space & Security	233	163
Global Services	27	25
Other	52	42
Total research and development expense, net	$633	$499
Unallocated items, eliminations and other:
Share-based plans	($83)	($128)
Deferred compensation	42	(52)
Amortization of previously capitalized interest	(23)	(22)
Research and development expense, net	(52)	(42)
Eliminations and other unallocated items	(144)	(120)
Sub-total (included in core operating loss)	(260)	(364)
Pension FAS/CAS service cost adjustment	208	193
Postretirement FAS/CAS service cost adjustment	75	77
FAS/CAS service cost adjustment	$283	$270
Total	$23	($94)

The Boeing Company and Subsidiaries
Operating and Financial Data
(Unaudited)

Deliveries	Three months ended March 31
Commercial Airplanes	2022	2021
737	86	63
747	1	1
767	5	5
777	3	6
787	—	2
Total	95	77

Defense, Space & Security
AH-64 Apache (New)	7	9
AH-64 Apache (Remanufactured)	15	15
CH-47 Chinook (New)	4	3
CH-47 Chinook (Renewed)	3	3
F-15 Models	1	3
F/A-18 Models	4	4
KC-46 Tanker	4	2
P-8 Models	3	3

Total backlog (Dollars in millions)	March 31 2022	December 31 2021
Commercial Airplanes	$290,930	$296,882
Defense, Space & Security	59,739	59,828
Global Services	19,822	20,496
Unallocated items, eliminations and other	344	293
Total backlog	$370,835	$377,499

Contractual backlog	$348,414	$356,362
Unobligated backlog	22,421	21,137
Total backlog	$370,835	$377,499

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
(Unaudited)
The tables provided below reconcile the non-GAAP financial measures core operating loss, core operating margin, and core loss per share with the most directly comparable GAAP financial measures, loss from operations, operating margin, and diluted loss per share. See page 6 of this release for additional information on the use of these non-GAAP financial measures.

(Dollars in millions, except per share data)	First Quarter 2022		First Quarter 2021
	$ millions	Per Share	$ millions	Per Share
Revenues	13,991		15,217
Loss from operations (GAAP)	(1,169)		(83)
Operating margin (GAAP)	(8.4)%		(0.5)%

FAS/CAS service cost adjustment:
Pension FAS/CAS service cost adjustment	(208)		(193)
Postretirement FAS/CAS service cost adjustment	(75)		(77)
FAS/CAS service cost adjustment	(283)		(270)
Core operating loss (non-GAAP)	($1,452)		($353)
Core operating margin (non-GAAP)	(10.4)%		(2.3)%

Diluted loss per share (GAAP)		($2.06)		($0.92)
Pension FAS/CAS service cost adjustment	($208)	(0.35)	($193)	(0.33)
Postretirement FAS/CAS service cost adjustment	(75)	(0.13)	(77)	(0.13)
Non-operating pension expense	(220)	(0.37)	(177)	(0.30)
Non-operating postretirement expense	(15)	(0.02)	(5)	(0.01)
Provision for deferred income taxes on adjustments [1]	109	0.18	95	0.16
Subtotal of adjustments	($409)	($0.69)	($357)	($0.61)
Core loss per share (non-GAAP)		($2.75)		($1.53)

Weighted average diluted shares (in millions)		591.7		585.4
1 The income tax impact is calculated using the U.S. corporate statutory tax rate.